EXHIBIT 99.1

Hi-Tech Pharmacal Reports Record Sales and Earnings for the Quarter Ended July 31, 2009

AMITYVILLE, N.Y. - September 9, 2009 - Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the Company’s fiscal first quarter ended July 31, 2009.

Quarterly Results
Net sales for the three months ended July 31, 2009 were $43,477,000 an increase of $27,685,000 or 175% compared to the net sales of $15,792,000, for the three months ended July 31, 2008.

Net sales for generic pharmaceuticals for the three months ended July 31, 2009 were $36,700,000, an increase of $24,171,000 or 193%, compared to sales of $12,529,000 for the respective fiscal 2009 period. The increase was primarily due to recent product launches not included in the previous year including Dorzolamide with Timolol ophthalmic solution and Dorzolomide ophthalmic solution. The launch of Hydrocortisone with Acetic Acid along with strong sales of Sulfamethoxazole with Trimethoprim and Fluticasone Propionate nasal spray also contributed to the strong results.

Net sales for Midlothian Laboratories for the three months ended July 31, 2009 were $1,431,000, an increase of $27,000 or 2%, compared to net sales of $1,404,000 for the three months ended July 31, 2008. The increase was due primarily to higher sales of prenatal vitamins, in particular, Folcaps® Care One, which were offset by the discontinuation of cough and cold products.

ECR Pharmaceuticals, acquired in February 2009, contributed $3,253,000 to sales in the current period. Sales for the period included sales of the Lodrane® line of antihistamines, the Dexpak® line of corticosteroids, Bupap®, an analgesic tablet and the newly launched VoSol® HC, a product indicated for swimmer’s ear.

Net sales for the Health Care Products division, which markets the Company’s OTC branded products, were $2,093,000, an increase of $234,000 compared to $1,859,000 reported for the same period last year. The 13% increase was primarily due to higher sales of Diabetic Tussin®.

Cost of sales increased to $16,927,000 or 39% of net sales, for the three months ended July 31, 2009 from $9,835,000, or 62% of net sales, for the three months ended July 31, 2008. The decrease in cost of sales as a percentage of net sales is due to higher margins on sales of recently launched products including Dorzolamide with Timolol ophthalmic solution, Dorzolomide ophthalmic solution and Hydrocortisone with Acetic Acid. Additionally, sales of some products such as Sulfamethoxazole with Trimethoprim were at higher average prices due to a change in the mix of customers. Sales from ECR Pharmaceuticals, which are higher margin branded products also contributed to this trend.

Research and product development costs for the three months ended July 31, 2009 decreased to $1,385,000, compared to $1,845,000 for the same period ended July 31, 2008. The reduction in expenditures for research and development were driven by the end of clinical trials for an externally developed project.

Selling, general and administrative expense increased to $12,699,000 from $5,932,000 for the three months ended July 31, 2009 and 2008, respectively. Increases in selling, general and administrative expenses are partially due to the royalty of $2,600,000, payable to a partner on the Dorzolamide with Timolol Ophthalmic Solution. Additional increases include expenses of the ECR Pharmaceuticals subsidiary which markets branded pharmaceuticals to doctors with a sales force of approximately fifty sales representatives, and therefore spends a higher proportion of its sales on selling, general and administrative expenses. Also, selling, general and administrative expenses in the quarter include increased spending on freight, legal, compensation and information technology.

Interest (income) and other includes the $1,000,000 gain on the sale of the related rights to certain nutritional products previously sold by Midlothian in the period ended July 31, 2009. Interest (income) and other includes the $3,500,000 gain on the sale of Bromatane that the Company realized in the period ended July 31, 2008.

For the three months ended July 31, 2009, the Company recorded net income of $8,674,000 or $0.73 per diluted share compared to a net income of $1,500,000 or $0.13 per diluted share, for the same period in the prior year.

Product Acquisition

Hi-Tech Pharmacal Co., Inc. announced the acquisition of five ANDAs from DFB Pharmaceuticals as part of the settlement of litigation resulting from the marketing of Hi-Tech’s generic version of Salicylic Acid 6%.  The Company purchased the option to buy the ANDAs for $2,000,000, and subsequently settled the litigation and exercised that option for an additional $2,000,000 payment.  The ANDAs are for various dosage forms of Clobetasol Propionate 0.05%, including the ointment, solution, cream, emulsion cream and gel.  The products are indicated for inflammation and itching.  The total market for all dosage forms was approximately $23 million, which includes sales from both branded and generic competitors in the products, for the twelve months ended June 2009 according to the data service, IMS. Hi-Tech plans to market and subsequently manufacture these items at its facility.

Hi-Tech currently has 12 products awaiting approval at the FDA, targeting brand and generic sales of over $0.6 billion. In addition, Hi-Tech has 20 products in active development targeting brand sales of over $2 billion, including sterile ophthalmic products, oral solutions and suspensions and nasal sprays.

David Seltzer, President and CEO, commented on the results “We are pleased with a record quarter in terms of both sales and earnings.  All segments of our business showed growth, led by robust performance of our generic pharmaceuticals.  Increased profitability has enabled the Company to stay focused on the aggressive development program for liquid and sterile products where we see multiple opportunities for growth. We are also pleased with the performance of our branded prescription and OTC divisions and keep looking for near and long term licensing opportunities to grow both businesses.”

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products.  The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products.  The Company’s Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace. Hi-Tech’s ECR Pharmaceuticals division markets branded prescription products.

Forward-looking statements (statements which are not historical facts) in this Press Release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:  Hi-Tech Pharmacal Co., Inc.
William Peters, CFO
(631) 789-8228

	Three Months Ended
	(Unaudited)	(Unaudited)
	7/31/2009	7/31/2008
Net sales	$43,477,000	$15,792,000
Cost of goods sold	16,927,000	9,835,000

Gross profit	26,550,000	5,957,000

Selling, general and administrative expenses	12,699,000	5,932,000
Research and product development costs	1,385,000	1,845,000
Royalty Income	(387,000)	-
Interest (income) and other	(1,001,000)	(3,596,000)
Total	$12,696,000	$4,181,000

Income (loss) before income taxes	13,854,000	1,776,000
Provision for (benefit from) income taxes	5,180,000	276,000

Net Income (loss)	$8,674,000	$1,500,000

Basic earnings (loss) per share	$0.76	$0.13

Diluted earnings (loss) per share	$0.73	$0.13

Weighted average common shares outstanding – basic	11,345,000	11,402,000

Effect of potential common shares	497,000	532,000
Weighted average common shares outstanding – diluted	11,842,000	11,934,000